Filed Pursuant to Rule 424(b)(3) and (c)
                                                     Registration No. 333-121611

PROSPECTUS SUPPLEMENT
To Prospectus Dated February 2, 2005



                                 LANOPTICS LTD.

                            1,846,800 ORDINARY SHARES

The information contained in the prospectus is hereby amended and supplemented as follows:

         The registration statement of which this prospectus forms a part covers up to 1,846,800 ordinary shares. Of such shares, 1,368,000 ordinary shares were issued to the selling shareholders, and 478,800 ordinary shares are issuable upon conversion of warrants that were issued to them, pursuant to a Securities Purchase Agreement dated November 24, 2004. Such warrants have an exercise price of US$15.50 per share, subject to anti-dilution adjustments, and are exercisable until November 26, 2009. Two of such selling shareholders, Lakeshore International, Ltd. and Global Bermuda Limited Partnership subsequently sold and transferred warrants to purchase 26,880 and 6,720 ordinary shares, respectively, to Crestview Capital Master, LLC, in July 2005. The ordinary shares issuable upon exercise of these warrants account for less than 1% of our outstanding ordinary shares. Crestview Capital Partners is the sole managing member of Crestview Capital Master, LLC. Stewart Flink, Daniel Warsh, Robert Hoyt and Steve Halpern are the general partners of Crestview Capital Partners, and as such, have shared voting and dispositive powers with respect to the securities held by Crestview Capital Master, LLC. Each of Crestview Capital Partners, Stewart Flink, Daniel Warsh, Robert Hoyt and Steve Halpern disclaim beneficial ownership of the securities held by Crestview Capital Master, LLC.

         Investing in our ordinary shares involves risks. See "Risk Factors" beginning on page 5 of the prospectus.


This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus.


           The date of this Prospectus Supplement is October 24, 2005